Exhibit 5.1

609 Main Street

Houston, TX 77002

United States

+1 713 836 3600

www.kirkland.com

March 18, 2022

Team, Inc.

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special counsel to Team, Inc., a Delaware corporation (the “Company”) in connection with the preparation of the Registration Statement on Form S-3 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), including the prospectus contained therein (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) on or about March 18, 2022 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company. The Registration Statement relates to the resale by the selling securityholders identified in the Prospectus (the “Selling Securityholders”) of up to an aggregate of 21,904,761 shares of common stock, par value $0.30 per share (“Common Stock”), including (i) 10,000,000 shares of our Common Stock issuable upon exercise of certain warrants (each, a “Warrant” and, collectively, the “Warrants”) (the “Warrant Shares”) and (ii) 11,904,761 shares of our Common Stock (the “PIPE Shares”) issued pursuant to that certain subscription agreement (the “Subscription Agreement”), dated February 11, 2022, by and among the Company and certain of the Selling Securityholders described in the Prospectus. The Warrant Shares and the PIPE Shares are collectively referred to as the “Securities.”

In connection with the registration of the Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company, (iii) the Second Amended and Restated Registration Rights Agreement, dated February 11, 2022, by and among the Company and the Selling Securityholders, (iv) the Subscription Agreement, (v) the Warrants and (vi) the Registration Statement and the exhibits thereto.

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Team, Inc.

March 18, 2022

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.

We have also assumed that: (i) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement; (ii) if applicable, a prospectus supplement or term sheet (“Prospectus Supplement”) will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws; (iii) all Securities will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and, if applicable, the appropriate Prospectus Supplement; and (iv) at the time of the issuance of any Warrant Shares, (a) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of formation, (b) the Company will have the necessary organizational power and authority to issue the Warrant Shares, and (c) the Company will have made available for issuance such number of Warrant Shares.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.	The PIPE Shares are validly issued, fully paid and non-assessable.

2.	The Warrant Shares will be validly issued, fully paid and non-assessable when issued in accordance with the Warrants.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.

We express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or

Team, Inc.

March 18, 2022

other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or accumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; and (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ KIRKLAND & ELLIS LLP